EXHIBIT 21.1

                                  SUBSIDIARIES



Adept Technology, S.A.R.L., a French corporation

Adept Technology International Ltd., a California corporation

Adept Technology Italia SRL, an Italian corporation

Adept Technology GmbH, a German corporation

Adept Technology (1996) Foreign Sales Corporation, a Barbados corporation